Exhibit 10.6

SETTLEMENT AND RELEASE AGREEMENT

          This Settlement and Release Agreement (“Agreement”) is made as of May 29, 2009 (“Effective Date”) by and between the following: (a) Priviam, Inc., a New Jersey corporation(“Priviam”); and (b) EncryptaKey, Inc., a Nevada corporation, Owen Consulting, LLC, a California Limited Liability Corporation, and Kelly Owen, an individual residing in California (collectively “EncryptaKey”).  Priviam and EncryptaKey are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties have been involved in litigation concerning, among other things, an asset purchase agreement between the parties regarding certain patents pending owned by EncryptaKey in Priviam, Inc. v. Kelly Owen, Owen Consulting, LLC and EncryptaKey Inc., Case No. 2008-00109638, in the Orange County Superior Court of the State of       California (“Pending Litigation”); and WHEREAS, EncryptaKey and Priviam wishing to avoid the expense of further litigation, have agreed to settle such Pending Litigation pursuant to the terms set forth below without any Party making any admission of any liability, and as part of the settlement, the parties have agreed that: (i) Priviam is to dismiss the pending litigation with prejudice; (ii) EncryptaKey has returned 5,500,000 million shares of Priviam stock to Priviam, which, after a 3.25 to 1 reverse split, includes 1,692,308 shares in Priviam; (iii) EncryptaKey has returned 636,120 shares of Priviam stock to Priviam which, after a 3.25 to 1 reverse split, includes 195,370 shares in Priviam; and (iv) EncryptaKey is to grant to Priviam immunity from suit with respect to the subject  patents (see Exhibit B appended hereto), with the intent that Priviam will not have any risk of a claim or a liability for infringements of such patents as a result of any activities described in this Agreement.

THEREFORE, in consideration of the mutual covenants, representations, warranties and other terms and conditions contained herein, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

 1. DEFINITIONS.

     In addition to other terms defined elsewhere herein, the following terms, as used in this Agreement, shall have the meanings indicated:

1.1 “Affiliate” shall mean, as to any person, any corporation, firm, partnership, entity or other person that, directly or indirectly, controls, is controlled by (each such controlled person, a “Subsidiary”),  or is under common control with such person, where “control” means the capacity to designate, appoint or otherwise determine the board of directors or other governing authority of such person, whether by law or in fact, and whether by (i) ownership of more than fifty percent (50%) of the equity or rights or shares in profits and losses (or such lesser percentage which is the maximum allowed to be owned by a oreign corporation in a particular jurisdiction) of such person, (ii) voting rights or management contract or agreement, (iii) any other contract or agreement that grants to any other person effective control over the affairs and activities of such person, or (iv) some combination of the foregoing,

1.2 “Associated Parties” means a Party’s Affiliates, agents,     representatives, officers, directors, majority shareholders, members, employees, successors and assigns.

1.3 “Claim” means any legal action, arbitration, administrative proceeding, demand for royalties, or other action, demand or claim of infringement.

1.4 “Control” means, with respect to any entity, beneficial ownership, directly or indirectly, of securities representing fifty percent (50%) or more of the total voting power entitled to vote in elections of such entity’s board of directors or other governing authority.

1.5 “Commercial Partners” means direct and indirect third-party manufacturers, suppliers, distributors, resellers, sales agents, customers, and users (such directly and indirectly related persons).

1.6 “Controls” with respect to a Party’s rights in or to a patent or patent application, means that the Party or any of its Subsidiaries owns the patent or patent application, or has the right to grant licenses or immunities from suit, or bring or release claims or actions for infringement of such patent or patent application.

1.7 “EncryptaKey–Filed Patents” means United States Application Numbers 11739028, 11738976, 11738956, 11738964, and 11738954, and their foreign counterparts.

1.8 “Priviam Affiliate” means any entity that, directly or indirectly, through one or more intermediaries, is Controlled by Priviam.

1.9  “Priviam Party” means (a) Priviam, (b) any Priviam Affiliate or Affiliates (as that term is defined in Section 1.1 above), and (c) any service provider, any supplier, any contractor, any manufacturer, or any other third party that provides (but only in its capacity as a provider of) services or products to Priviam or any Priviam Affiliates.

1.10  “Released Claims” means any and all claims, counterclaims, demands, actions, causes of action, damages, liabilities, losses, payments, obligations, costs and expenses (including, without limitation, attorneys’ fees and costs) of any kind or nature, past, present, fixed or contingent, direct or indirect, in law or equity, several or otherwise, known or unknown, suspected or unsuspected, that arises from or relate in any way to any act or omission prior to the Effective Date

1.11  “Released Parties” means each other Party and its Affiliates, agents, representatives, officers, directors, shareholders, members, employees, attorneys, advisors, insurers, direct and indirect third-party manufacturers, suppliers, distributors, resellers, sales agents, customers, and users, successors, assigns, and heirs

1.12 “Subject Patent” shall mean, as to a Party, all patents and applications therefore as listed in Section 1.5, together with any patents that issue in respect of such applications, in all countries of the world that, at any time during the term of this Agreement, such Party Controls.

2. RELEASES AND SETTLEMENT

2.1 Mutual Release. Each party, on behalf itself and its Affiliates, agents, representatives, officers, directors, majority shareholders in agreement with this agreement, members, employees, successors and assigns (“Associated Parties”), hereby irrevocably releases and forever discharges each other Party and its Affiliates, agents, representatives, officers, directors, members, employees, attorneys, advisors, insurers, direct and indirect third-party manufacturers, suppliers, distributors, resellers, sales agents, customers, and users (such directly and indirectly related persons, the “Commercial Partners”), successors, assigns, and heirs (collectively, “Released Parties”) of and from any and all claims, counterclaims, demands, actions, causes of action, damages, liabilities, losses, payments, obligations, costs and expenses (including, without limitation, attorneys’ fees and costs) of any kind or nature, past, present, fixed or contingent, direct or indirect, in law or equity, several or otherwise, known or unknown, suspected or unsuspected, that arises from or relate in any way to any act or omission prior to the Effective Date (“Released Claims”). The foregoing release is expressly intended to cover and include, without limitation, all claims, past, present, known or unknown, suspected or unsuspected, which can or may ever be asserted by successors, assigns, heirs, or otherwise, as the result of the matters herein released, or the effects or consequences thereof. With respect to EncryptaKey’s Commercial Partners, the foregoing release by Priviam and its Associated Parties shall apply only to Released Claims arising from or relating in any way to products or services provided by, for, or to EncryptaKey. With respect to Priviam’s Commercial Partners, the foregoing release by EncryptaKey and its Associated Parties shall apply only to Released Claims arising from or relating in any way to products or services provided by, for, or to Priviam. The foregoing release shall not apply to each Party’s obligations required to be performed under this Agreement.

2.2 Waiver. Each Party, on behalf of itself and its Affiliates, agents, representatives, officers, directors, majority shareholders in agreement with this agreement, employees, attorneys, advisors, insurers, successors and assigns, hereby irrevocably and forever waives all rights it may have arising under California Civil Code Section 1542 (or any analogous requirement of law) with respect to the foregoing release. Each Party understands that Section 1542 provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

   Each Party acknowledges that it has been fully informed by its counsel concerning the effect and import of this Agreement under California Civil Code Section 1542 and other requirements of law.

2.3 Dismissal of Pending Litigation. Within five (5) days after the Effective Date, the parties shall cause to be completed, executed and filed with the applicable court a stipulated dismissal with prejudice of the Pending Litigation consistent with this Agreement and in the form attached hereto as Exhibit A (the “Dismissal”).
2.4 No Admission. This Agreement is entered into in order to compromise and settle disputed claims, without any acquiescence on the part of any Party as to the merit of any claim, defense, affirmative defense, counterclaim, liabilities or damages related to any patent rights and/or the Pending Litigation. Neither this Agreement nor any part thereof shall be, or be used as, an admission of infringement or liability by anyone, at any time for any purpose.

2.5 Validity and Enforceability. The Parties hereby agree that the EncryptaKey Patents are valid and enforceable.

2.6 Attorneys’ Fees and Costs. Each Party shall he responsible for its own attorneys’ fees and costs in connection with this Agreement and the Pending Litigation.

3. IMMUNITIES FROM SUIT

3.1 EncryptaKey will not bring (or cause to be brought) any Claim alleging infringement of any Subject Patents against any Priviam Party that is based in whole or in part on any commercial activity.  The grant of immunity is personal to the Priviam Parties and shall not extend to or otherwise benefit any other party.

3.2 (a) The immunities set forth in Section 3.1 are nonexclusive, nontransferable, non-sublicensabele, worldwide and royalty-free.

(b) The immunities set forth in Section 3.1 (i) constitute the currently effective grants of immunity that are perpetual and irrevocable and are not terminable for any reason (except that the immunities may be revoked or terminated as set forth in Section 6.5 (Assignment), and (ii) shall apply to be binding on any direct or indirect assignees, exclusive licensees or other transferees.

(c) Without limitation of the generality of the foregoing, the immunities set forth in Section 3.1 and the obligation to bind assignees, exclusive licensees, and other transferees are specifically enforceable.  To the extent that any Claim for infringement of the Subject Patents is made notwithstanding Section 3.1, the Priviam Parties shall have the unconditional right to dismissal of the Claim (without the need for a showing of irreparable harm, inadequacy of damages or other circumstances that may otherwise be a condition of specific performance).

4. REPRESENTATIONS AND WARRANTIES AND COVENANTS

4.1 Priviam Representations, Warranties and Covenants. Priviam represents, warrants and covenants that Priviam has the full power to enter into this Agreement and to perform its obligations hereunder

4.2 EncryptaKey Representations, Warranties and Covenants. EncryptaKey   represents, warrants and covenants that (a) EncryptaKey has the full power to enter into this Agreement and to perform its obligations hereunder; (b) EncryptaKey, Inc., a Nevada corporation is the sole owner of its Subject Patents and has not assigned, exclusively licensed or otherwise transferred any rights with respect to its Subject Patents to any third party; c) EncryptaKey, Inc., a Nevada corporation has the sole right and authority to enter into this Agreement and grant the immunities granted hereunder, without the need for any licenses, releases, consents, approvals or immunities not yet granted or obtained; and (d) Exhibit B includes all patents and patent applications within the Subject Patents existing as of the Effective Date and that EncryptaKey owns or Controls.

4.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTIONS 4.1 and 4.2 OF THIS AGREEMENT, NO PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED.

5. GENERAL

5.1 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given; (a) when delivered personally; (b) when sent by facsimile, with written confirmation of receipt; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) two (2) business days after deposit with a private industry express courier, with written confirmation of receipt. All notices shall be sent to the address set forth below (or to such other address or person as may be designated by a Party by giving written notice to the other Party pursuant to this Section).

To Priviam:
The Law Offices of Joel Baruch, PC
2020 Main Street, Suite 900
Irvine, CA 92614
Fax: 949-864-0662

To EncryptaKey, Owen and Owen Consulting:
EncryptaKey, Inc.
10805 Holder St., Suite 210
Cypress, CA 90630
Fax: 714-821-8096
Attn: Chief Executive Officer

5.2 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Californian (without giving effect to the laws, rules or principles thereof regarding conflict of laws); provided, however, that all questions with respect to validity of any patents or patent applications shall be determined in accordance with the laws of the respective country in the territory in which such patents or patent applications shall have been granted or filed, as applicable.

5.3 Publicity.  Neither party will not use any name, trademark or trade name of the other party, or any contraction, abbreviation or simulation thereof, in advertising, in publicity, or otherwise, or indicate or imply any association with the other party, provided that the foregoing shall not affect the notice rights of obligations expressly contemplated by this Agreement.

    5.4 Relationship of Parties. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture, partnership, agency, employment or fiduciary relationship between the parties. Neither EncryptaKey nor Priviam, or any of their agents, have any authority of any kind to bind the other in any respect whatsoever.

5.5 Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, such other Party’s consent shall not be required for any assignment to an entity that succeeds to at least a majority interest of the assigning Party’s business or assets relating to this Agreement, whether by sale, merger, operation of law or otherwise. This  greement shall be binding upon and shall inure to the benefit of the parties and their respective permitted successors and assigns.

5.6 Further Assurances. Each Party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and  to obtain such consents, as may be reasonably required or requested in  order to effectuate fully the purposes, terms and conditions of this Agreement. EncryptaKey shall not assign any of the Subject Patents without making such assignment subject to the terms of this Agreement, including, without limitation, by requiring the assignee and its Affiliates to be bound by Section 3 of this Agreement as a Grantor.

5.7 No Implied Warranties.  Nothing contained in this Agreement shall be construed as: (a) a warranty or representation by either of the parties as to the validity or scope of any patents; (b) conferring upon either party any license, immunity or other right under any patents or other intellectual property rights, except the immunities an other rights expressly granted hereunder; (c) a warranty or representation that any acts immunized hereunder will be free from infringement of any patents or other intellectual property rights, other than those patents under which immunities and other rights have been expressly granted hereunder; (d) an agreement to bring or prosecute actions or suits against third parties for infringement or agreement conferring any right to bring or prosecute actions or suits against third parties for infringement; (e) conferring any right to use, in advertising, publicity, or otherwise, any trademark or trade name, or any contraction, abbreviation or simulation thereof, of either party; or (f) an obligation to furnish any technical information or know-how.

5.8  No Disparagement.  Priviam (and to cause its officers to refrain) agrees to refrain from making any disparaging, negative or uncomplimentary statements, whether public or private, regarding any officers of EncryptaKey or related companies. EncryptaKey, for its part, agrees to refrain (and to cause its officers to refrain) from making any disparaging, negative or uncomplimentary statements, whether public or private, regarding any officers of EncryptaKey or related companies.

5.9 Severability. If any provision of this Agreement is unenforceable or invalid under any applicable law or is so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole, and, in such event, such  provision shall be changed and interpreted so as to best accomplish the objectives of the parties within the limits of applicable law or applicable court decision.

5.10 No Implied Licenses.  Each party herby retains all rights not expressly granted by this Agreement.  To the fullest extent permitted by applicable law, each party hereby disclaims any and all rights not expressly granted by this Agreement.  In addition, this Agreement provides no licenses, immunities or other rights to either party under any trademarks or trade names, copyrights, mask work rights or trade secrets.

5.11 Bankruptcy. All immunities, releases, agreements not to bring claims and similar rights granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights of “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that either Party, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code in the event of any bankruptcy or insolvency proceeding of any kind or nature.

5.12 Captions and Headings. The captions and headings used in this Agreement are inserted for convenience only, do not form a part of this Agreement, and shall not be used in any way to construe or interpret this Agreement.

5.13 Construction. This Agreement has been negotiated by the parties and shall be interpreted fairly in accordance with its terms and without any construction in favor of or against any Party.

5.14 Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one Agreement.

          5.15 No Duty to Enforce or Prosecute. Neither Party, nor any of its Subsidiaries, shall have any obligation hereunder to institute any action, proceeding, or suit against third parties for infringement of any of its patents or to defend any action, proceeding, or suit brought by a third  party which challenges or concerns the validity or infringement of any of its patents. Neither Party, nor any of its Subsidiaries, is quired to file or continue to prosecute any patent application, or to secure any patent or patent rights, or to maintain any patent in force.

5.16 Entire Agreement; Amendment. This Agreement, including the Exhibit(s) attached hereto which are incorporated herein by reference, constitutes the entire understanding and only agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous negotiations, representations, agreements and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the  parties hereto.

IN WITNESS WHEREOF, the parties, hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Priviam, Inc.

By:	/s/ Louis J. Musetti
By: Louis J. Musetti
Title: Chief Executive Officer

EncryptaKey, Inc.

By:	/s/ Kelly Owen
By: Kelly Owen
Title: Chief Executive Officer

Owen Consulting, LLC

By:	/s/ Kelly Owen
By: Kelly Owen
Title: President

Kelly Owen
By: Kelly Owen
As an individual

By/s/ Louis J. Musetti
Louis J. Musetti
As an individual

EXHIBIT A

DISMISSAL

Exhibit B - EncryptaKey Patents and Applications

[APPLICATION] SYSTEMS AND METHODS FOR PERFORMING SECURE NETWORK COMMUNICATION
US Pat. 11739028 - Filed Apr 23, 2007 - ENCRYPTAKEY, INC.

[APPLICATION] SYSTEMS AND METHODS FOR ESTABLISHING A SECURE COMPUTING ENVIRONMENT FOR ...
US Pat. 11738976 - Filed Apr 23, 2007 - ENCRYPTAKEY, INC.

[APPLICATION] PORTABLE DEVICE AND METHODS FOR PERFORMING SECURE TRANSACTIONS
US Pat. 11738956 - Filed Apr 23, 2007 - ENCRYPTAKEY, INC.

[APPLICATION] SYSTEMS AND METHODS FOR STORING DATA TO A HANDHELD DEVICE
US Pat. 11738964 - Filed Apr 23, 2007 - EncryptaKey, Inc.

[APPLICATION] SYSTEMS AND METHODS FOR PERFORMING SECURE IN-PERSON TRANSACTIONS
US Pat. 11738954 - Filed Apr 23, 2007 - ENCRYPTAKEY, INC.

EXHIBIT C

JOINT PRESS RELEASE

News Release